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Exhibit 3.26

CERTIFICATE OF FORMATION

OF

TCBY SYSTEMS, LLC

1.
The name of the limited liability company is TCBY Systems, LLC.

2.
The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TCBY Systems, LLC on this 30th day of May, 2000.

TCBY SYSTEMS, LLC
By:	/s/ DEBORAH M. REUSCH
Name:	Deborah M. Reusch
Title:	Authorized Person

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CERTIFICATE OF FORMATION OF TCBY SYSTEMS, LLC